EXHIBIT 99.1

Media Contact:	Investor Contact:
David Schull or Wendy Lau	Timothy Engel
Russo Partners	Russo Partners
212-845-4271	212-845-4242
David.Schull@russopartnersllc.com	Timothy.Engel@russopartnersllc.com
Wendy.Lau@russopartnersllc.com

Alfacell Reports Financial Results for Second Quarter of Fiscal 2008

SOMERSET, N.J., March 7, 2008 – Alfacell Corporation (NASDAQ: ACEL) today reported its financial results for the second quarter of fiscal 2008.

The company recorded a net loss of approximately $1.7 million, or $0.04 per basic and diluted common share, for the second fiscal quarter ended Jan. 31, compared to a net loss of $1.9 million, or $0.04 per basic and diluted common share, for the second quarter of fiscal 2007. The increased research and development expenses of approximately $0.6 million and general and administrative expenses of approximately $0.4 million were offset by an increase in the company’s state tax benefit of approximately $1.2 million, during the second quarter of fiscal 2008 as compared to the same quarter a year ago.

Net loss for the first half of fiscal 2008 of approximately $4.4 million, or $0.10 per basic and diluted common share, represents an increase of approximately $0.1 million, compared to the $4.3 million net loss, or $0.10 per basic and diluted common share, for the first half of fiscal 2007. The increased net loss in the first half of fiscal 2008 is comprised of increased research and development expenses of approximately $0.6 million and increased general and administrative expenses of approximately $0.7 million, which were offset by increased proceeds from the sale of state tax benefit of approximately $1.2 million versus the same period in fiscal 2007.

Cash and Liquidity

As of Jan. 31, the company had cash and cash equivalents of approximately $10.2 million, an increase of approximately $4.8 million, compared to cash and cash equivalents of approximately $5.4 million on Oct. 31, 2007. The company believes that this level of cash and cash equivalents is sufficient to support its activities through the fourth quarter of fiscal year 2009, based on the current expected level of receipts and expenditures.

“We are extremely pleased with the progress made at Alfacell during the most recent fiscal quarter,” said Kuslima Shogen, Alfacell’s chief executive officer. “We have made considerable progress towards the completion of our rolling NDA and we have entered into key partnerships to promote and prepare for the successful commercialization of ONCONASE®.”

Clinical Trials Update

Alfacell has completed patient enrollment in the confirmatory Phase IIIb clinical trial for ONCONASE (ranpirnase) in patients suffering from unresectable malignant mesothelioma. The company plans to begin the required statistical analysis of the data generated by the trial after 316 evaluable events have occurred. A total of 313 evaluable events have occurred to date.

Commercial Update

In January, Alfacell entered into two new agreements for the commercialization of ONCONASE, including:

  an exclusive license agreement with Par Pharmaceutical, Inc. for the commercialization of ONCONASE in the U.S. by Strativa, the branded product division of Par. As part of the agreement, Alfacell received a cash payment of $5 million as a non-refundable up-front fee and is eligible to receive additional cash milestones as well as royalties on net sales.

  a marketing and distribution agreement with BL&H Co. Ltd., for the commercialization of ONCONASE in Korea, Taiwan and Hong Kong. Under the agreement, Alfacell received a $0.1 million non-refundable up-front fee and is eligible to receive additional cash milestones and 50% of net sales in the territory.

Conference Call & Webcast

Alfacell will host a conference call and Webcast to discuss the financial results at 11 a.m. EST on Friday, March 7. To participate in the live conference call, U.S. residents may dial 1-877-407-9205, and international callers may dial 1-201-689-8054. A replay of the call will be available until March 14. To access the replay, U.S. residents may dial 1-877-660-6853, and international callers may dial 1-201-612-7415 and enter account number 286 and conference ID number 276752. A live Webcast and replay of the conference call will be available on Alfacell’s Web site at www.alfacell.com.

About ONCONASE®

ONCONASE is a first-in-class therapeutic product candidate based on Alfacell's proprietary ribonuclease (RNase) technology. A natural protein isolated from the leopard frog, ONCONASE has been shown in the laboratory and clinic to target cancer cells while sparing normal cells. ONCONASE triggers apoptosis, the natural death of cells, via multiple molecular mechanisms of action.

About Alfacell Corporation

Alfacell Corporation is the first company to advance a biopharmaceutical product candidate that works in a manner similar to RNA interference (RNAi) through late-stage clinical trials. The product candidate, ONCONASE, is an RNase that overcomes the challenges of targeting RNA for therapeutic purposes while enabling the development of a new class of targeted therapies for cancer and other life-threatening diseases. In addition to an ongoing Phase IIIb study in malignant mesothelioma, Alfacell is conducting a Phase I/II trial of ONCONASE in non-small cell lung cancer (NSCLC) and other solid tumors. For more information, visit www.alfacell.com.

Safe Harbor

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in the outcome of the company’s ongoing Phase IIIb clinical trial for its lead product, the company's ability to secure necessary approvals from regulatory agencies, uncertainties involving the ability of the company to finance research and development activities and its ongoing operations, potential challenges to or violations of patents, dependence upon third-party vendors, and other risks discussed in the company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

ALFACELL CORPORATION

Condensed Statements of Operations

	Three-Months Ended		Six-Months Ended
	January 31		January 31
	2008	2007	2008	2007
Revenues	$—	$—	$—	$—

Expenses:
Research and development	2,033,500	1,472,578	3,649,291	3,042,763
General and administrative	1,473,736	1,061,743	2,645,252	1,987,781
Total expenses	3,507,236	2,534,321	6,294,543	5,030,544

Loss from operations	(3,507,236)	(2,534,321)	(6,294,543)	(5,030,544)

Interest income, net	64,807	98,539	125,314	221,826

State tax benefit	1,755,380	510,467	1,755,380	510,467

Net loss	$(1,687,049)	$(1,925,315)	$(4,413,849)	$(4,298,251)

Net loss per share—basic and diluted	$(0.04)	$(0.04)	$(0.10)	$(0.10)

Shares used in computation of net loss per share:
Basic and diluted	46,861,347	44,846,064	46,645,663	44,595,902

Balance Sheet Data:

	January 31,	July 31,
	2008	2007
Cash and cash equivalents	$10,207,924	$6,968,172
Total assets	$11,194,580	$7,820,499
Current liabilities	$2,163,216	$1,829,900
Accumulated deficit	$(96,485,604)	$(92,071,755)
Total stockholders equity	$3,622,340	$5,778,480